EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-103432) and Form S-8 (Reg. Nos. 333-129866, 333-124125, 333-43820, 333-65989 and 33-65998) of Avon Products, Inc. of our report dated February 17, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Avon Products, Inc. dated February 17, 2006.

/s/ PricewaterhouseCoopers LLP
February 17, 2006